UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON D.C. 20549

                                    Form 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                      SECURITIES AND EXCHANGE ACT OF 1934

                                 August 1, 2002
                Date of Report (Date of earliest event reported)

                    MID-AMERICA APARTMENT COMMUNITIES, INC.
               (Exact Name of Registrant as Specified in Charter)

        TENNESSEE                     1-12762                   62-1543819
(State of Incorporation)      (Commission File Number)       (I.R.S. Employer
                                                          Identification Number)

                         6584 POPLAR AVENUE, SUITE 300
                           MEMPHIS, TENNEESSEE 38138
                    (Address of principal executive offices)

                                 (901) 682-6600
              (Registrant's telephone number, including area code)

             (Former name or address, if changed since last report)

ITEM 7.  Financial Statements and Exhibits
         c.  Exhibits
             Exhibit 99.1  Press Release

ITEM 9.  Regulation FD

Mid America Apartment Communities, Inc. (MAA)
2nd Quarter 2002 Earnings Release Conference Call Transcript
August 1, 2002

Eric Bolton: Good morning. This is Eric Bolton, CEO of Mid-America Apartment Communities. With me are Simon Wadsworth, our Chief Financial Officer, and Al Campbell, Vice-President of Financial Planning. Before we proceed, Al will provide required statutory disclosure as well as instructions on how you can obtain additional information on our results.

Al Campbell: This morning we will make forward-looking statements. Please refer to the safe-harbor language included in our press release and our 34-Act filings with the SEC, which describe risk factors that may impact future results. This call is being recorded and the press may be participating.

To obtain a copy of yesterday's earnings release as well as a copy of the transcript of our prepared comments this morning, we direct you to our web site at www.maac.net. A replay of this morning's call will be available through August 8th, by dialing 888-839-3444 with the passcode "Mid-America".

Eric Bolton: Thanks Al. In our prepared comments this morning we will provide additional insights on second quarter results. First, I will provide an overview on operating results for the quarter. Al will then recap portfolio performance by market segment and provide insights on what we expect from our major markets for the remainder of this year. Simon will discuss our balance sheet and forecast for the second half of the year. We will then open the phone lines for any questions that you may have. Our prepared comments will last approximately 18 minutes.

Let me start by summarizing that on balance, I'm pleased with the progress that we continue to make in strengthening the balance sheet and positioning for future growth. Despite the challenging operating environment, we continue to strengthen our debt service and fixed charge coverages. Our properties are outperforming the very competitive markets and while the interest rate environment is temporarily creating some operating pressure, we are taking full advantage of this interest rate window on the corporate debt side. During the second quarter, revenue performance was weaker than we'd like as the strong home buying market and anemic job growth combined to create some very competitive leasing markets. While our property management folks have continued to do a very good job in maintaining occupancy, which is running slightly higher than last year, we are buying more of this occupancy through leasing concessions than we would like. Leasing concessions during the second quarter are running 45% higher across the entire portfolio as compared to the same period of last year; on a same-store basis this represents 3 1/2 cents of FFO per share in the second quarter. We were encouraged to see traffic levels pick up in June and July and believe that this trend, along with the slow down in new construction delivery throughout most of our markets, will cause conditions to begin to slowly stabilize over the next few quarters. An increase in mortgage rates would be required to create a more immediate recovery in revenue performance.

Resident turnover across the portfolio is running 69% for the last twelve months, which is up 2% as compared to the same period last year. We attribute this slight increase in turnover to the very strong home buying market and are, frankly, pleased that we haven't experienced a higher jump than we've seen.

A combination of the slight increase in unit turnover and resulting vacancy loss, coupled with the very high leasing concessions being incurred, continue to pressure revenue performance as same store revenues were down 1.2% for the second quarter. However, we do expect that we will see same store revenues return to positive year over year growth during this current third quarter.

Operating expenses continue to be well managed with same store property controlled expenses up 2.3%, off of a solid 2.1% performance in the comparative quarter of last year. Total same store operating expenses were up 3.4% with the additional pressure coming from an increase in property and casualty insurance pricing. Later Simon will discuss the recent renewal of our insurance program.

Al Campbell: As Eric mentioned, our toughest competitor continues to be single family housing due to historically low interest rates. The availability of low cost mortgages combined with weak job growth has created very competitive leasing environments in many of our markets, requiring heavy concessions to maintain or improve occupancy levels. However, in the aggregate we did see sequential quarterly improvement as revenues from our same store portfolio grew 1.2% from the 1st quarter and net operating income grew by .7%.

On a sequential quarterly basis, markets contributing most to NOI improvement during the quarter were Atlanta (3%), Greenville,(2.9%), Memphis (2.6%), and Jacksonville (1%).

Also on a sequential quarterly basis, markets reporting the largest NOI declines during the quarter were Austin (8.7%), Augusta (3.6%), and Dallas (2.6%).

Looking ahead, we expect our other major markets of Houston, Jacksonville, Nashville, and Tampa to remain relatively stable.

The Memphis market continues to be difficult due to the oversupply of units placed on the market in mid-to-late 2001; however, as mentioned we saw solid improvement during the quarter, as average occupancy increased 3% from the prior quarter, ending at over 95%. We expect continued stable occupancy over the remainder of the year, but with continuing high concession levels (4-5% of Net Potential Rent).

We made progress during the quarter in Atlanta with NOI increasing by 3% over last quarter. Frankly, we were a little surprised by this as the market in Atlanta is clearly very soft. Our property management team moved to shore up and intensify operations in the market late last year and are clearly outperforming at this point. However, we expect a continued difficult environment through this year and into 2003 for our Atlanta properties. Occupancy for our Atlanta portfolio should remain fairly flat (around 95%), but continued high levels of concessions are expected. Over the long-term we continue to expect Atlanta to rebound as the economy recovers and we remain enthusiastic about long term investment prospects in this market.

We continue to see heavy leasing competition in both Dallas and Austin. Average occupancy for our portfolios slightly decreased to 91% (Dallas) and 95% (Austin) as supply pressures and job loss continue to stifle rent growth and require aggressive concessions. We expect this environment to continue throughout the remainder of the year with occupancy levels again remaining relatively flat but requiring continued concessions during the 3rd and 4th quarters.

In the aggregate, we expect to see challenging market conditions over the remainder of the year and into the 1st quarter of 2003, but we expect gradual improvement in our portfolio during 2003 supported by an improving national economy and an increasing interest rate environment. We are projecting occupancy levels for the entire portfolio to remain flat to slightly improving over the second half of this year combined with the use of concessions at the current high levels for the remaining two quarters (3.5% of Net Potential Rent). Early July results that we are seeing support this outlook with occupancy coming in essentially flat with June and continued high concession levels.

As previously announced, we established a joint venture with Crow Holdings during the quarter to acquire $150 million of assets focusing on repositioning opportunities, in which we'll own a 1/3rd interest. In July Mid-America acquired Preston Hills, a 464 unit new property located in a northeast suburb of the
Atlanta metro area, for $33.7 million or about $73,000/unit. Once the JV's financing is complete, this property will become its first investment, transferred at our cost. Preston Hills is an excellent example of the type of opportunity we're looking for with our Joint Venture partner. We acquired the property during its lease-up phase at a cost well below replacement value.
Although the initial yield is low due to the properties current performance level, we expect to achieve over a 9% NOI yield after the the second year. Preston Hill's location in Gwinnett County, a high growth corridor of the Atlanta metro area which is very near the new Mall of Georgia, positions it well for recovery and future growth as the economy begins to rebound.

We continue to pursue a number of investment opportunities in the higher growth markets of the Southeast, including Atlanta, Austin, Dallas, Houston, and major Florida and Virginia markets. We remain diligent in finding the deals that meet our disciplined investment standards and provide an opportunity to increase value through management intensity and repositioning.

Simon Wadsworth: Our interest expense for the quarter was $1.5 million below the level of the same period last year, and clearly this was a major contributor to our ability to meet our forecast for the quarter. Our average interest rate is now 6.2% (compared to 6.8% a year ago), and our floating rate debt is only $100 million or 13% of total debt outstanding, of which $23 million, or 3%, are low floater tax-free bonds.

We made significant progress in improving our balance sheet on several fronts:

- Our debt service and fixed charge coverage has continued to improve. For instance, our debt service coverage improved to 2.34 from 2.15 a year ago.

- Our four lease-up properties are currently at 81% physical occupancy, with Grande Reserve Lexington reaching 95%, and Grande View Nashville at 86%. We expect further progress in leasing at the two phases of Reserve at Dexter Lake in Memphis that are still in lease-up; these are at 67% physical occupancy. We have a total of 112 apartments to rent to reach 90% occupancy at all four properties, so all four properties will soon be stabilized, the last one being Dexter Phase 3 in the first quarter of next year. Construction is complete at all properties. The increasing productivity of these assets have contributed significantly to our improving financial position.

- We've negotiated an additional credit facility with Fannie Mae, increasing the combined total to $550 million (from $300 million). We still have to finalize the credit agreement, but we have most of the business issues resolved, and we anticipate executing the agreement by September 1st. We plan to use this facility to refinance our $180 million of debt maturities that occur over the next 18 months. The terms are generally similar to the current facility, and include a five-year base term floating at approximately 65 bp over Libor, with an option to extend for five more years at then-current pricing. As you know, we typically swap or fix the rate on a major part of this debt.

- We've executed $100 million of forward swaps, pre-locking interest rates on over half of next year's refinancings. The average rate we've locked so far for next year's financing is 5.9%, compared to an average rate of 6.4% on the maturities, so our interest rate risk next year has been much reduced.

- We are also working to execute a further $50 million of forward swaps to be effective during next year, which we anticipate executing if the interest rate environment continues to be favorable.

- We're now in a position where significant rate risk on our fixed rate or swapped debt in any one year is limited to about 10% of our total debt. We've laddered the interest rate maturities at around $70 million to $85 million a year for the next seven years. We also have maturities beyond this point (mainly tax free bonds) that total $135 million.

In the earnings announcement we took our point-forecast for this year's FFO/share to the low end of the range that we discussed last quarter, to $2.77. This doesn't make a significant difference to our cash flow planning, and we anticipate that free cash flow, which is Funds Available for Distribution plus our non-real estate depreciation and amortization of deferred finance costs, will still cover our distributions in 2002 and 2003. FAD may be in balance as soon as the third quarter of next year if the Joint Venture proceeds as planned. We re-emphasize that our dividend level is not a question in the Board's mind even at the low end of our internal FFO estimates. As we've mentioned previously, we forecast this year that our recurring capex will be $386/unit, up slightly from $376/unit last year.

Let me give you some details on our forecasts for the rest of this year and for 2003. In 2002, same-store NOI is projected to be down 0.9% for the whole year, but the trend is improving as we project off weak third and fourth quarters of 2001. In the third quarter of this year, same-store NOI is forecast to increase 0.4%, and in the fourth quarter to increase 2.5% off the very weak 4th quarter of last year. We're forecasting FFO of 0.69 cents/share in the third quarter and 70 cents/share in the fourth quarter, for a full year estimate of $2.77/share. Our concessions are forecast to lessen slightly in the 3rd and 4th quarters, settling out to more normal levels in 2003.

For next year we think our forecasts are realistic, especially when we remember that we will be coming off a weak year in 2002. We're forecasting same-store NOI to be up 1.5%, with solid gains of just over 2% for the first half of the year (compared to the weak first half of this year), and then just over 1% for the second half of the year. Taking into account the conservative outlook for our portfolio, we forecast for 2003 a range of FFO of between $2.82 to $2.85, with our current best estimate of $2.83. Our forecast includes the impact of our share of the acquisition of Preston Hills, which we bought on July 2nd, but doesn't include any additional acquisitions by the Joint Venture. We are assuming that the slow but steady recovery in the economy continues, and of course relative performance will improve compared to the weak markets we've experienced since the second half of 2001. As I mentioned previously, we've taken a lot of the interest rate risk out of next year's refinancings already.

We put in place our new insurance program beginning July 1st. The program is substantially the same as last year, but includes greater retention levels for liability and workers' compensation insurance; we forecast that overall the insurance program, including the impact of the increased liability and workers compensation retention, will cost us $2.4 million more than last year on a full year basis, representing an increase of 42% or 12 cents/share on a full year basis, and which is approximately in line with our forecast. At present we've not put in place terrorism coverage, but we will continue to explore this as the market changes.

One additional item of information to point out is that we disclosed in last year's 10-K the impact of expensing all of our stock options, which last year was just under 1 cent/share, and we forecast a similar amount for this year. Obviously we, like a lot of companies, are evaluating how to handle these, while being upfront about disclosing the full impact of expensing them.

Eric Bolton: We are making progress towards improving our coverage ratios despite the tough operating environment. And as Simon mentioned, should our new acquisition JV continue to show promise and the economy improve sooner than we anticipate, we believe that we will be in a position to have FAD covering our current dividend pay-out by the second half of next year. We remain very committed to the current dividend pay-out and are focused on top line growth and debt refinancings to continue to strengthen our balance sheet and improve this important coverage ratio.

We believe the market continues to price our shares below their net asset value which we place at roughly $26.50 per share with a range up to $28.50 per share based on what we believe to be more normalized operating performance in a stronger part of the apartment cycle. Our current valuation is based on an 8.7% blended cap rate for the portfolio. As a point of comparison, it is worth noting that we have sold $112 million of assets over the last 3 years at an average cap rate of 8.6%, with most all of these sold properties being significantly older than the properties that we currently have in our portfolio.

We continue to evaluate a range of opportunities to deploy the increasing capital capacity on our balance sheet, including the repurchase of common shares. We have ample room remaining under our existing share repurchase program to enter the market. You may recall that to date we have repurchased over 1.8 million of our shares at an average price of just over $22.50 per share, with the last purchase occurring in the spring of last year. Our capital deployment decisions have consistently been governed by a strict discipline centered on a 20% accretion to value test. Our current strategy is focused on increasing top line growth and strengthening coverage of the existing dividend commitment to our owners. We will continue to monitor the market's pricing of the common and should the opportunity to capture value become significantly compelling, we will move to repurchase shares within the context of the current strategy and existing commitments to our owners and lenders.

Before we wrap up I want to also take this opportunity to say something about the recent wave of headlines and focus on corporate accounting practices and governance issues. At Mid-America we have always taken a great deal of pride in the very strong board of directors that we have in place. Our board has always been comprised of a majority of independent directors who take their duties very seriously. I have total confidence in the numbers we have historically presented and we will of course continue to be very diligent in our responsibilities for comprehensive and accurate reporting that is in full compliance with all applicable guidelines and standards.

In conclusion, while leasing continues to be a challenge, we believe that most of the markets have bottomed out and that we will soon see a return to a more robust revenue growth environment. We believe that our properties, which meet the housing needs for a wide range of apartment renters in the more stable and long term stronger growth markets of the southeast, are well positioned to both endure a slower economy as well as quickly rebound from improving economic conditions. We are delighted to have our new acquisition initiative underway with Crow Holdings and look forward to moving forward with our strategy aimed at increasing value for our owners.

That is all we have in the way of prepared comments and will now be glad to answer any questions that you may have.

(Q&A followed)

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchnage Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                    MID-AMERICA APARTMENT COMMUNITIES, INC.

Date:  August 1, 2002               /s/Simon R.C. Wadsworth
                                    Simon R.C. Wadsworth
                                    Executive Vice President
                                    (Principal Financial and Accounting Officer)